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                                                                     EXHIBIT 4.7


                                                                  EXECUTION COPY

            SECOND AMENDMENT, dated as of February 16, 2000 (this "Amendment"), to the Amended and Restated Credit Agreement, dated as of February 23, 1998, as amended by the First Amendment dated as of June 23, 1998 (as the same may be further amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among FIRMAMENTO MEXICANO S. de R.L. de C.V., a limited liability company (sociedad de responsabilidad limitada de capital variable) organized under the laws of the United Mexican States ("Holdings"), SERVICIOS CORPORATIVOS SATELITALES S.A. de C.V., a corporation (sociedad anonima de capital variable) organized under the laws of the United Mexican States ("Mezzanine HoldCo"), SATELITES MEXICANOS, S.A. de C.V., a corporation (sociedad anonima de capital variable) organized under the laws of the United Mexican States ("Borrower"), the several banks and other financial institutions or entities from time to time parties to this Agreement ("Lenders"), DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION and LEHMAN BROTHERS INC., as advisors and arrangers (in such capacity, the "Arrangers"), DLJ CAPITAL FUNDING, INC. and LEHMAN COMMERCIAL PAPER INC., as syndication agents (in such capacity, the "Syndication Agents") and CITIBANK, N.A., as administrative agent (in such capacity, the "Administrative Agent").

                              W I T N E S S E T H:

            WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to make, and have made, certain loans and other extensions of credit to the Borrower; and

            WHEREAS, the Borrower has requested, and, upon this Amendment becoming effective, the Requisite Aggregate Lenders have agreed, that certain provisions of the Credit Agreement be amended in the manner provided for in this Amendment.

            NOW, THEREFORE, the parties hereto hereby agree as follows:

            1 Defined Terms. Terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

            2. Amendment to Section 6.5 of the Credit Agreement. The sixth sentence of Section 6.5 of the Credit Agreement is hereby amended by deleting the sentence in its entirety and replacing it by two new sentences to read as follows:

            "If a loss of an insured satellite occurs, the Borrower shall deposit with the Collateral Trustee a portion of the insurance proceeds from such loss, as cash collateral for the Secured Facilities. The amount of such cash collateral shall be at least $25,000,000 and shall be held in the Insurance Proceeds Debt Service Sub-Account (as defined in the Collateral Trust Agreement), subject to release to pay debt service to the extent requested by the Borrower in amounts not to exceed, in any period, the amount of revenue lost during such period by reason of the loss of such satellite (as such revenue loss is reasonably estimated by the Borrower and certified by the Borrower in writing)."


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                                                                               2




            3. Amendment to Subsection 7.1(a) of the Credit Agreement. Subsection 7.1(a) of the Credit Agreement is hereby amended by amending and restating in its entirety the grid for the Consolidated Leverage Ratio contained in such subsection to read as follows:

                          Each Fiscal Quarter                                       Consolidated
                          Ending During Period                                      Leverage Ratio
                          --------------------                                      --------------
                        December 31, 1999 to September 30, 2000                     7.50:1.00
                        December 31, 2000 to June, 30 2001                          7.25:1.00
                        September 30, 2001 to December 31, 2001                     7.00:1.00
                        March 31, 2002 to June 30, 2002                             6.75:1.00
                        September 30, 2002 to December 31, 2002                     6.50:1.00
                        March 31, 2003                                              6.25:1.00
                        June 30, 2003                                               6.00:1.00
                        September 30, 2003 to December 31, 2003                     5.50:1.00
                        March 31, 2004 and thereafter                               5.00:1.00

            4. Amendment to Subsection 7.1(b) of the Credit Agreement. Subsection 7.1(b) of the Credit Agreement is hereby amended by amending and restating in its entirety the grid for the Consolidated Interest Coverage Ratio contained in such subsection to read as follows:

                          Each Fiscal Quarter                                       Consolidated Interest
                          Ending During Period                                      Coverage Ratio
                          --------------------                                      --------------
                        December 31, 1999 to September 30, 2000                     1.20:1.00
                        December 31, 2000 to June 30, 2001                          1.25:1.00
                        September 30, 2001 to June 30, 2002                         1.35:1.00
                        September 30, 2002 to December 31, 2002                     1.45:1.00
                        March 31, 2003                                              1.50:1.00
                        June 30, 2003                                               1.60:1.00
                        September 30, 2003                                          1.70:1.00
                        December 31, 2003                                           1.80:1.00
                        March 31, 2004                                              1.90:1.00
                        June 30, 2004                                               2.00:1.00
                        September 30, 2004 and thereafter                           2.25:1.00

            5. Amendment of Annex A to the Credit Agreement. Annex A to the Credit Agreement is hereby amended by (i) deleting from the header relating to the pricing grid for Tranche A Term Loans and Revolving Credit Loans the words "and Revolving Credit Loans" with the effect that such pricing grid shall be applicable only to Tranche A Term Loans and (ii) inserting a new pricing grid applicable to Revolving Credit Loans to read as follows:

               Revolving Credit Loans:




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                                                                               3




                        Consolidated            Applicable Margin-                  Applicable Margin-
                        Leverage Ratio          Eurodollar Loans [*]                Base Rate Loans [*]
                        --------------          --------------------                -------------------
                        >  6.00 to 1.00               4.25%                              3.25%
                        >  5.00 to 1.00               3.75%                              2.75%
                        >  4.00 to 1.00               3.00%                              2.00%
                        [ ] 4.00 to 1.00              2.50%                              1.50%

            6. Conditions to Effectiveness. This Amendment shall become effective on the date (the "Amendment Effective Date") on which all of the following conditions precedent have been satisfied or waived:

            (a) The Requisite Aggregate Lenders and the Requisite Lenders shall have executed and delivered to the Administrative Agent the Consent to the Amendment.

            (b) The Second Supplemental Indenture (as defined therein) shall be executed and delivered simultaneously with this Amendment in respect of the corresponding provisions of the Existing Indenture, as amended (as defined in the Second Supplemental Indenture).

            (c) The fee of 0.25% of the Total Revolving Credit Commitments shall have been paid to the Administrative Agent for the account of those Lenders who shall have delivered the Consent approving the Amendment to the Borrower prior to the time the consent of the Requisite Aggregate Lenders and the consent of the Requisite Lenders shall have been obtained, which fee shall be paid by the Administrative Agent to each such Lender on a pro rata basis in proportion to its Revolving Credit Commitment under the Credit Agreement.

            7. Representation and Warranties. To induce the Agents parties hereto to enter into this Amendment, the Borrower and each other Loan Party hereby represents and warrants to the Agents as of the Amendment Effective Date that:

            (a) No Change. Since November 15, 1999, there has been no development or event nor any prospective development or event, which has had or could reasonably be expected to have a Material Adverse Effect.

            (b) Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate or other power and authority, and the legal right, to make, deliver and perform this Amendment and has taken all necessary corporate or other action to authorize the execution, delivery and performance of this Amendment. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment, except for consents, authorizations, filings and notices which have been obtained and are in full force and effect, and except for other approvals the failure to obtain which could not reasonably be expected to have a Material Adverse Effect. This Amendment has been duly executed and delivered on behalf of each of the applicable Loan Parties. This Amendment constitutes a legal, valid and binding obligation of each Loan Party hereto enforceable against




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                                                                               4



such Person in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

            (c) No Legal Bar. The execution, delivery and performance of this Amendment and the performance of the Loan Documents, as amended by this Amendment, will not violate any Requirement of Law or any Contractual Obligation of any Loan Party or Loan Parties or any of their Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to any Loan Party or any of their respective Subsidiaries could reasonably be expected to have a Material Adverse Effect.

            (d) Representations and Warranties in Credit Agreement. Each of the representations and warranties made by the Loan Parties in Section 4 of the Credit Agreement, as amended, or pursuant to the other Loan Documents are true and correct in all material respects on and as of the Amendment Effective Date, after giving effect to this Amendment, as if made on and as of the Amendment Effective Date.

            8. Covenant. Each Loan Party hereby jointly and severally agrees that the Mortgage and the Stock Pledge Trust Agreements shall be amended or restated as necessary under Mexican law or as is deemed advisable by the Agents' Mexican counsel in order to reflect this Amendment, which amendments shall be effective no later than the date which is 60 days after the date hereof.

            9. General. (a) Payment of Expenses. The Borrower agrees to pay or reimburse the Agents for all of their reasonable out-of-pocket costs and expenses incurred in connection with this Amendment, any other documents prepared in connection herewith and the consummation and administration of the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements of counsel to the Agents.

            (b) No Other Amendments; Confirmation. Except as expressly amended, modified and supplemented hereby, the provisions of the Credit Agreement and the Notes are and shall remain in full force and effect.

            (c) GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

            (d) Counterparts. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Amendment signed by all the parties shall be lodged with the Borrower and the Administrative Agent.


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                                                                               5


       IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.


                       FIRMAMENTO MEXICANO S. de R.L. de C.V.

                       By: /s/ Nicholas Moren
                           ---------------------------
                          Name: Nicholas Moren
                          Title: Authorized Signatory

                       By: /s/ Lauro Gonzalez
                           ---------------------------
                          Name: Lauro Gonzalez
                          Title:  Chief Executive Officer

                       SERVICIOS CORPORATIVOS SATELITALES S.A. de C.V.

                       By: /s/ Nicholas Moren
                           ---------------------------
                          Name: Nicholas Moren
                          Title: Authorized Signatory

                       By: /s/ Lauro Gonzalez
                           ---------------------------
                          Name: Lauro Gonzalez
                          Title: Authorized Signatory

                       SATELITES MEXICANOS, S.A. de C.V.

                       By: /s/ Nicholas Moren
                           ---------------------------
                          Name: Nicholas Moren
                          Title: Authorized Signatory

                       By: /s/ Lauro Gonzalez
                           ---------------------------
                          Name: Lauro Gonzalez
                          Title: Authorized Signatory

                       CITIBANK, N.A., as Administrative Agent

                       By: /s/ Mario Espinosa
                           ---------------------------
                          Name: Mario Espinosa
                          Title: VP